Exhibit 10.3
May 20, 2025
Dear Nathan,
I am pleased to offer you a position with CareDx, Inc. (the “Company”) as Chief Financial Officer, reporting to Keith Kennedy, Chief Operating Officer. Start date will be on or before July 31, 2025 or another mutually agreed upon date. This position is a full-time, exempt, remote position based out of Salt Lake City, UT metropolitan area.
Salary
Effective upon commencement of your full-time employment at the Company you will receive an annualized salary of $400,000 paid on a biweekly basis on our regular paydays. Deductions required by law or authorized by you will be taken from each paycheck.
Annual Bonus
Additionally, you will be eligible to participate in our Corporate Annual performance bonus plan which has a current annual target of 50% of your year-end eligible earnings (regular, vacation, sick, paid sick leave, bereavement and float holiday), prorated based on the number of days you worked for the Company in 2025. You must be employed at the time of payout, except as otherwise provided in the Change of Control and Severance Agreement between you and the Company dated May 20, 2025 (the “Change of Control and Severance Agreement”), and the amount is subject to all state and federal taxes.
Employee Benefits
As a Company employee, you are also eligible to receive certain employee benefits pursuant to the terms of Company benefit plans as described in the CareDx Benefits Brochure.
You should note that the Company may modify, in its sole discretion, job titles, salaries, holidays, vacation and any other benefits from time to time as it deems necessary.
Equity Award
Subject to the approval of the Board of Directors of the Company, effective upon your start date, you will be granted 42,000 restricted stock unit (“RSU”) with an estimated value of $700,000 (the “RSU Grant Value”). 25% of the RSUs will vest on the one-year anniversary of your start date and 1/16th of the RSUs will vest on each date that is three (3) months thereafter, in each case subject to your continuous employment on such date, such that 100% of the RSUs will be vested on the four (4) year anniversary of your start date.
Effective upon your start date, you will also be granted 18,000 RSUs that will be subject to certain performance-based vesting conditions (“PSUs”) consistent with the terms of PSUs awarded in 2025 by the Company to similarly situated executives, with a target value of approximately $300,000 and a maximum value of approximately $600,000 (the “PSU Grant Value”). The PSUs will be subject to the achievement of the performance-based vesting conditions over the 2025-2026 performance period, and additional time-based vesting restrictions, in each case, as determined by the Company’s compensation committee.
The terms of your RSUs and PSUs will be set forth in the grant documents evidencing such awards.
At Will Employment
You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. In the event of certain terminations, you will be eligible to receive benefits pursuant to the Change of Control and Severance Agreement.
For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. Your employment also is subject to successful verification of your professional references, and to our standard pre-employment process, which includes completion of an employment application and successful completion of a standard background check, including not being on the Medicare disbarment list.
Employment Agreements
As a condition to your employment with the Company, you will be required to sign the Company’s standard At-Will Employment, Confidential Information, Invention Assignment, Non-Competition and Arbitration Agreement, a copy of which will be provided to you.
We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its employment arbitration rules & procedures in the state in which you reside.
Entire Agreement
This letter, along with the CareDx At-Will Employment, Confidential Information, Invention Assignment, Non-Competition and Arbitration Agreement and the Change of Control and Severance Agreement sets forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This letter may not be modified or amended except by a written agreement, signed by the Company and by you. To accept this offer, sign and date where indicated below. Please direct any questions regarding the offer letter to me.
I look forward to working with you at CareDx, Inc.
Sincerely,
/s/ John Hannah

John Hanna
Chief Executive Officer
ACCEPTED AND AGREED TO BY:
/s/ Nathan Smith

Nathan Smith
On this day 21-May 2025
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